UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                                   Form 10_QSB
                        For Quarter Ended: June 30, 2003

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

                                 August 14, 2003
                        (Date of earliest event reported)

                             INSTAPAY SYSTEMS, INC.
                     (Name of Small Business in its Charter)


         UTAH              Commission File No. 0-17462         87-0404991
(State of incorporation)                                (I.R.S. Employer Number)

                      2869 India St., San Diego, CA. 92103
                    (Address of Principal Executive Officers)

                  Registrant's telephone number (818) 991 4259

PART 111 - NARRATIVE

InstaPay Systems, Inc. requests the additional 5 day extension in order to properly prepare the Form 10_QSB prior to filing. Our accountants require the minimum of time necessary to complete the filing.

PART IV - OTHER INFORMATION

      (1) Name and telephone number of person/(s) to contact in regard to this notification.

                  Harry Hargens, Pres/CEO       770-471-4944

                  Aubrye A. Harris, Director    818-991-4259

                  R.B.Harris, Director          909-938-7917

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? (X) Yes ( ) No


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      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
( ) Yes (X) No

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 14, 2003
INSTAPAY SYSTEMS, INC.
(Registrant)

By:      /a/ Harry Hargens                           /a/ Aubrye A. Harris
         -----------------                           --------------------
             Harry Hargens                               Aubrye A. Harris
             President/CEO/Director                      Director

         /a/ Frank De Santis                         /a/ Song Liping
         -------------------                         ---------------
             Frank De Santis                             Song Liping
             Director                                    Director

         /a/ R. B. Harris
         ----------------
             R.B.Harris
             Director